Allegiant Announces Strategic Measures Due To Operational Impact Of COVID-19 Pandemic

Plan Includes Suspending Construction of Florida Resort, Reducing Airline Capacity, Halting New Hiring

LAS VEGAS, March 18, 2020 /PRNewswire/ -- In light of continuing operational impacts of the Coronavirus Disease / COVID-19 pandemic, Allegiant Travel Company (NASDAQ: ALGT) today announced a slate of strategic measures aimed at strengthening the company's balance sheet, consolidating demand while continuing to provide service to customers, protecting health and safety, and enabling a solid foundation for the future.

"This is an unprecedented situation and our team has come together in extraordinary ways to ensure our customers can continue to fly with confidence, while taking steps to ensure the ongoing financial health of the company," said Maurice J. Gallagher, Jr., Allegiant chairman and CEO. "As a domestic airline with a unique business model serving primarily leisure travelers, we were better positioned than most to withstand the early impact of COVID-19 on travel. But this is a situation which is changing daily, and we are focused on taking proactive steps to protect the health and safety of our customers and team members, and to ensure our resilient company can continue to provide access to convenient, affordable nonstop travel."

In an effort to address reduced demand in leisure travel, Allegiant has already cut airline capacity by approximately 15 percent during April and May, a figure expected to grow to 30-35 percent with additional reductions to come. Flexible scheduling for seasonal peaks which is adjusted regularly to demand has been a core principal of Allegiant's business model, and allows the airline to decrease capacity quickly and inexpensively.

In an effort to limit prospective expenditures, the travel company will immediately cease activity on non-airline projects, including suspending construction of Sunseeker Resort Charlotte Harbor –  its planned resort in southwest Florida –  and the related renovation of Kingsway Country Club. Family entertainment centers operating in Warren, Michigan and Clearfield, Utah will also close until further notice. In addition to the preservation of liquidity, suspending these projects is necessary for social distancing to prevent community spread of COVID-19.

Allegiant has also placed an immediate moratorium on all non-essential capital expenditures and discretionary spending across the company, and instituted an immediate hiring freeze on all non-essential positions. Stock buyback and dividend activity will also be suspended, and avenues for additional borrowing will be explored. Allegiant Chairman and CEO Maurice J. Gallagher, Jr. and President John Redmond do not draw salary. Other officers of the company will take a 50 percent salary reduction.

"This set of initiatives could defer as much as $300 million in planned cash outlay for 2020," said Greg Anderson, chief financial officer. "In addition, meaningful capacity cuts will help to preserve additional liquidity. The flexibility of our business model – particularly our low fixed cost structure –  will go a long way to help navigate these uncertain times and put us in a strong position moving forward," he continued. "With these initiatives we believe we are well positioned to mitigate the impact to our sector of COVID-19, but we will continue to be proactive in our approach to mitigate both current and long-term effects, and to bring forward additional measures as needed."

Allegiant Travel Company
Las Vegas-based Allegiant (NASDAQ: ALGT) is an integrated travel company with an airline at its heart, focused on connecting customers with premier leisure experiences - from vacations to hometown family entertainment. Since 1999, Allegiant Air has linked travelers in small-to-medium cities to world-class vacation destinations with all-nonstop flights and industry-low average fares. Today, Allegiant serves more than 450 routes across the country, with base airfares less than half the cost of the average domestic roundtrip ticket. Allegiant's Sunseeker Resorts subsidiary is currently under construction with its inaugural resort property, Sunseeker Resort Charlotte Harbor in Southwest Florida - a unique waterside integrated resort like no other. And a growing group of Allegiant Nonstop family entertainment centers offer state-of-the art indoor games and attractions to thrill seekers of all ages. For more information, visit us at Allegiant.com. Media information, including photos, is available at http://gofly.us/iiFa303wrtF

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SOURCE Allegiant Travel Company